                                                                   Exhibit 12(b)



                         JOSEPH E. SEAGRAM & SONS, INC.

                            and Subsidiary Companies

                Computation of Ratio of Earnings to Fixed Charges

                                                                           Fiscal      Fiscal
                                                   Nine Months Ended     Year Ended  Year Ended
                                                       March 31,          June 30,    June 30,
                                                    1999        1998        1998        1997
                                                   -----       -----       -----       -----
                                                                  (millions)
Income from continuing operations before tax       $  19       $  41       $  17       $ 122

Add (deduct):
Dividends from equity companies                        1           1           2           1
Fixed charges                                        226         122         182         172
Interest capitalized, net of amortization              -           -           -          (1)
                                                   -----       -----       -----       -----
Earnings available for fixed charges               $ 246       $ 164       $ 201       $ 294
                                                   -----       -----       -----       -----

Fixed charges:
Interest Expense                                   $ 217       $ 113       $ 170       $ 159
Portion of rent expense deemed to represent
interest factor                                        9           9          12          13
                                                   -----       -----       -----       -----
Fixed Charges                                      $ 226       $ 122       $ 182       $ 172
                                                   -----       -----       -----       -----

Ratio of Earnings to Fixed Charges                  1.1x        1.3x        1.1x        1.7x
                                                   =====       =====       =====       =====